Exhibit 3.1

AMENDMENTS TO THE BYLAWS
OF
NIC INC.

RESOLVED, that the Title of the bylaws is changed from “Bylaws of National Information Consortium Inc.” to “Amended and Restated Bylaws of NIC Inc.”; and be it

FURTHER RESOLVED, that Article VI of the Bylaws is stricken, and replaced with the following:

ARTICLE VI
STOCK

6.1 Stock.   The shares of the corporation shall be represented by certificates or shall be uncertificated.  Each registered holder of stock represented by a certificate, upon written request to the corporation, shall be provided with a certificate of stock representing the number of shares owned by such holder.  Certificates representing the corporation’s capital stock, if any, shall be in such form as required by law and as approved by the Board.  Each such certificate shall be signed (either manually or by facsimile) in the name of the corporation by the Chair or Vice Chair of the Board, President or any Vice-President, and by the Treasurer or an assistant treasurer, or the Secretary or an assistant secretary of the corporation.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

6.2  Certificates Issued for Partly Paid Shares.  Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

6.3  Facsimile Signatures.  Any of or all the signatures on certificated shares may be facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

6.4  Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.  With respect to any stock represented by a certificate, the Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

6.5 Transfer of Stock.   Subject to any restrictions on transfer, and unless otherwise provided by the Board of Directors, transfers of stock shall be made upon the books of the corporation: (i) upon presentation of the certificates by the registered holder in person or by duly authorized attorney, or upon presentation of proper evidence of succession, assignment or authority to transfer the stock, and upon surrender of the appropriate certificate(s), or (ii) in the case of uncertificated shares, upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock.